Exhibit 8.1
[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]
August 20, 2009
MidAmerican Energy Holdings Company
666 Grand Avenue, Suite 500
Des Moines, IA 50309-2580

Re:	Registration Statement on Form S-4 File No. 333-161287
Ladies and Gentlemen:
We are special tax counsel to MidAmerican Energy Holdings Company, an Iowa corporation (the “Registrant”). This opinion is issued in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (File No. 333-161287) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Commission on August 12, 2009 as amended by Amendment No. 1 filed with the Commission on August 20, 2009 (the “Registration Statement”), relating to the proposed issuance of up to $250,000,000 aggregate principal amount of registered 3.15% Senior Notes due 2012 of the Registrant (the “Exchange Notes”) in exchange for all outstanding 3.15% Senior Notes due 2012 of the Registrant, originally issued and sold in reliance upon an exemption from registration under the Securities Act (the “Initial Notes”).
Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter. These provisions and interpretations are subject to change, possibly with retroactive effect, which may result in modification of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.
In rendering our opinion, we have examined such statutes, regulations, records and other documents as we consider to be necessary or appropriate as a basis for our opinion, including the Registration Statement and have prepared the section of the Registration Statement entitled “Certain U.S. Federal Income Tax Considerations.”
Based on the foregoing, it is our opinion that as stated in the section of the Registration Statement entitled “Certain U.S. Federal Income Tax Considerations,” the exchange of Initial Notes for Exchange Notes by holders will not be a taxable exchange for U.S. federal income tax

MidAmerican Energy Holdings Company
August 20, 2009

purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement and related prospectus filed with the Commission and to the reference to us under the caption “Legal Matters” therein.

Very truly yours,
/s/ Willkie Farr & Gallagher LLP

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